Exhibit 10.17.1

November 14, 2014
Kimberly Martin

Re:     Offer Letter

Dear Kim:

This letter agreement contains the terms of your employment with Vantiv, LLC (together with Vantiv Holding, LLC and Vantiv, Inc., the “Company”), in the position of Chief Human Resources Officer, reporting to the Company’s President and Chief Executive Officer, Charles Drucker. The terms of your employment, including your compensation and appointment as an Executive Officer of Vantiv, Inc., are subject to the approval of the Board of Directors (the “Board”) of Vantiv, Inc. and/or its Compensation Committee (the “Committee”). This offer has been discussed with the Board and the Committee and I do not anticipate any issues regarding obtaining formal approvals.

Start Date:    Your start date is January 26, 2015.

Base Salary:    Your base salary will be Three Hundred Five Thousand Dollars ($305,000) per year (“Base Salary”). Your Base Salary will be payable in regular installments consistent with the Company’s payroll practices in effect from time to time, and the Company will withhold from your Base Salary all applicable deductions required by law and as elected by you. Your Base Salary is subject to annual review and adjustments by the Board or the Committee.

Annual Bonus: You are eligible to participate in the Company’s annual cash incentive plan, with a current target annual bonus opportunity equal to Fifty-five percent (55%) of your Base Salary. The actual payout, if any, for any given year will be determined by the Board or the Committee based upon the extent to which the applicable performance goals established by the Board or the Committee are satisfied. While you will not be eligible for an annual bonus for calendar year 2014 given your start date, we will pay you a signing bonus as described below based in part on the amount of annual bonus for 2014 that you would have received from your current employer but did not as a result of accepting our offer of employment.

Equity Awards:
Initial Award. Subject to the approval of Vantiv’s Compensation Committee, you will receive a restricted stock unit award with a fair market value equal to One Million One Hundred Fifty Thousand Dollars ($1,150,000) on the date of the grant. The award will vest over a four year period, with 25% of the units vesting on each anniversary of the grant date in equal annual installments, subject to your continued service on each such date. The grant date of your award will be the date of the Committee’s next regularly scheduled meeting occurring after your first day of employment. The award will be made pursuant to the Vantiv, Inc. 2012 Equity Incentive Plan or successor plan and is further conditioned upon your review and acceptance of Vantiv’s electronic RSU Agreement that will be delivered via Vantiv’s stock plan administrator, UBS Financial Services. The RSU Agreement will include non-solicitation and non-compete provisions.

Subsequent Awards. Commencing with the annual award cycle in February 2015, you will be eligible for annual grants of equity awards or other long-term incentive awards in amounts and on terms and conditions approved by the Board or the Committee. While there can be no guarantee, it is expected that positions at your level will typically be eligible to receive equity grants on an annual basis.

Sign-On Bonus: If you accept this offer and Vantiv is satisfied with the results of the screening process described below, you will be paid a signing bonus of Three Hundred Fifty Thousand Dollars ($350,000), less applicable deductions after 90 days from your commencement of employment with our Company, provided that you are still employed with Vantiv at the time this payment is to be made. You will be required to repay a prorated amount of this signing bonus if you resign from employment or are terminated for cause as defined in the Executive Severance Plan within 12 months of your start date as outlined in the New Hire Signing Bonus Repayment Agreement.

Severance Pay: You will be a participant in the Company’s Executive Severance Plan. The Executive Severance Plan will provide you a severance benefit of up to 1 year of salary plus target bonus, subject to certain conditions and compliance with certain restrictive covenants. The terms and conditions of your participation in the Executive Severance Plan are set forth more fully in the plan document as in effect from time to time. Your execution of this offer letter will constitute your acceptance and agreement to the restrictive covenants set forth in the Executive Severance Plan.

Benefits: You will become eligible for employee benefits with Vantiv after 30 days of employment. Information regarding benefits and enrollment information will be provided to you on or shortly after your first day of employment.

You will be eligible to defer 1 percent to 80 percent of your eligible earnings to our 401(k) Plan after 30 days of employment, subject to IRS limitations. Vantiv will match 100 percent of the first 3 percent deferred on a pre-tax basis and 50 percent of the next 3 percent deferred on a pre-tax basis. Additional information on this 401(k) Plan is explained in our benefits summary. The 401(k) Plan, compensation plans, and benefits discussed above are governed and controlled by the formal plan documents.

Paid Time Off (PTO): You will eligible for 22 PTO days annually pursuant to Vantiv’s PTO policy. Current year PTO will be prorated accordingly. Use of PTO is governed by Vantiv’s PTO policy.

Relocation Assistance and Housing Allowance: You will be provided with assistance for your relocation to the Cincinnati area based upon the attached relocation policy. A relocation specialist will contact you within 48 hours after we receive a signed copy of this letter. If your employment is terminated prior to completing one (1) continuous year of employment following your permanent relocation to the Cincinnati area, you will be required to repay, in accordance with Vantiv’s Relocation Policy, all relocation expenses reimbursed by and/or paid by Vantiv.

Prior to your relocation to the Cincinnati area, the Company will provide you with a housing allowance (the “Allowance”) in the amount of Three Thousand Five Hundred Dollars ($3,500) per month. You will be eligible to receive the Allowance for a maximum period of 24 months. For the avoidance of doubt, you will no longer be eligible for the Allowance after you have relocated to the Cincinnati area. The Allowance will be paid to you on the second pay period of each month during which you remain eligible for the Allowance. The Allowance will be taxed in accordance with IRS regulations.

Employment Screening Process: This offer of employment and continued employment is contingent upon you completing Vantiv’s employment screening process. The screening process includes, but is not limited to, the Vantiv application, a background investigation, a drug screen within 48 hours of receipt of this offer packet, and completion of an I-9 form (Employment Eligibility Verification form) upon hire, along with any applicable supporting documentation. A list of acceptable documents can be found at http://uscis.gov/graphics/formsfee/forms/files/i-9.pdf. Vantiv reserves the right to run additional background and/or credit checks during your employment in accordance with applicable state and federal laws.

Section 16 Filings: As an executive officer of Vantiv, you will be required to file reports with the Securities and Exchange Commission (SEC) reflecting your ownership of, and any transactions in, Vantiv equity securities. An initial ownership report, a Form 3, is due within 10 days after your start date and will report your ownership of Vantiv equity securities, if any, as of your start date. Subsequent transactions in Vantiv equity securities, such as grants, exercises, purchases, sales or other transfers, must be reported to the SEC in a Form 4 filing by the second business day following the date of the transaction. As an administrative convenience, Vantiv will file these reports on your behalf with the SEC. To authorize us to obtain SEC filing codes for you and to make filings on your behalf, please sign the enclosed Power of Attorney and return it to me via email, fax (513-900-5200) or mail.

At-Will Statement: As with all positions at Vantiv, each of us is employed on an at-will basis and no part of this letter should be construed as a contract or guarantee of continued employment for any period of time. Vantiv and each employee may terminate employment at any time. No statement in this letter or otherwise should be considered a contract of employment unless it is made in writing and signed by the Chief Executive Officer of the Company.

Acceptance: By accepting this offer, you acknowledge and agree that you are not under any contractual restrictions that would impact your ability to perform the job for which you are being hired. You further acknowledge that no one at Vantiv has made any representations or assurances to this effect. You also acknowledge and understand that the use or disclosure of any confidential information or trade secret of any former employer is strictly prohibited.

Kim, we are all truly excited that you will be joining the Vantiv team. If you have any questions, please do not hesitate to call me or Charles.

Sincerely,

/s/ Ned Greene
Ned Greene
Chief Legal Officer and Secretary, Interim Chief Human Resources Officer

/s/ Kimberly Martin          1/18/14
Kimberly Martin Signature            Date

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